================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------

                                   SCHEDULE TO
                      (Amendment No. 3 -- Final Amendment)
                                  (Rule 13e-4)
            Tender Offer Statement under Section 14(d)(1) or 13(e)(1)
                     of the Securities Exchange Act of 1934

                         CB Richard Ellis Services, Inc.
         (Name of Subject Company (Issuer) and Filing Person (Offeror))

    Each Class of Options to Purchase Common Stock, Par Value $0.01 Per Share
                         (Title of Class of Securities)

                                      None
                      (CUSIP Number of Class of Securities)
                            ------------------------

                              Walter Stafford, Esq.
                        Senior Executive Vice President,
                          Secretary and General Counsel
                         CB Richard Ellis Services, Inc.
                        505 Montgomery Street, 6th Floor
                         San Francisco, California 94111
                                 (415) 733-5502
           (Name, Address, and Telephone Numbers of Person Authorized
       to Receive Notices and Communications on Behalf of Filing Persons)
                             -----------------------

                                    Copy to:
   Thomas J. Murphy, Esq.                             Richard Capelouto, Esq.
   McDermott, Will & Emery                           Simpson Thacher & Bartlett
   227 West Monroe Street                               3330 Hillview Avenue
   Chicago, Illinois 60606                              Palo Alto, CA 94304
       (312) 372-2000                                      (650) 251-5000

                                 -------------------


================================================================================
 Transaction valuation*                                 Amount of Filing Fee
--------------------------------------------------------------------------------
       $4,674,457                                             $935**
================================================================================
*Calculated solely for the purpose of determining the filing fee, based upon the purchase of 2,583,164 options at the purchase price applicable to each option. The purchase price for each option is the greater of (i) the amount by which $16.00 exceeds the exercise price of the option, if any, and (ii) $1.00. This offer relates to options at the following exercise prices: (a) 5,264 options at $0.30; (b) 3,791 options at $0.31; (c) 3,053 options at $0.39; (d) 2,596 options at $0.41; (e) 2,490 options at $0.42; (f) 2,384 options at $0.44; (g) 25,321 options at $1.00; (h) 105,750 options at $10.00; (i) 15,000 options at $10.375;
(j) 9,000 options at $11.8125; (k) 193,000 options at $12.875; (l) 87,107 options at $12.89; (m) 306,000 options at $14.25 and (n) 1,822,408 options at prices over $16.00.

**Previously paid.
/ / Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     Amount Previously Paid:__________________  Filing Party:___________________
     Form or Registration No.:________________  Date Filed:_____________________

/ / Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

     Check the appropriate boxes below to designate any transactions to which the statement relates:

/ /  third-party tender offer subject to Rule 14d-1.
/x/  issuer tender offer subject to Rule 13e-4.
/ /  going-private transaction subject to Rule 13e-3.
/ /  amendment to Schedule 13D under Rule 13d-2.
Check the following box if the filing is a final amendment reporting the results of the tender offer: /x/

Tender Offer

         This Amendment No. 3 to the Tender Offer Statement on Schedule TO under
Section 13(e) of the Securities Exchange Act of 1934, as amended (the "Statement"), is being filed by CB Richard Ellis Services, Inc., a Delaware corporation (the "Company"), as a final amendment to report the results of the Company's offer to purchase all outstanding options to purchase the Company's common stock, par value $0.01 (the "Common Stock"), in each class of the Company's options, on the terms and subject to the conditions described in the Offer to Purchase, dated June 19, 2001 (as supplemented, the "Offer to Purchase"), and the related attachments thereto. The Offer to Purchase and the related Letter of Transmittal are filed as Exhibit (a)(i) and Exhibit (a)(ii) to the Statement, respectively. The Offer to Purchase and the related Letter of Transmittal, as they may be amended or supplemented from time to time, together and with all schedules and annexes thereto constitute the "Offer."

         This Offer was made in connection with the proposed merger of BLUM CB Corp., a Delaware corporation and wholly-owned subsidiary of CBRE Holding, Inc., with and into the Company, pursuant to the Amended and Restated Merger Agreement, dated as of May 31, 2001 (as amended, the "Merger Agreement"), by and among the Company, BLUM CB Corp. and CBRE Holding, Inc. ("CBRE Holding"), filed as Exhibit (d)(iii) to the Statement. The merger and the Merger Agreement are described in the Company's Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on June 15, 2001 (the "Proxy Statement"), filed as Exhibit (d)(i) to the Statement. The Merger Agreement closed and the merger became effective on July 20, 2001.

         The Offer expired at 5:00 p.m. New York City time on July 20, 2001. Pursuant to the Offer, the Company accepted for cancellation and payment options to purchase an aggregate of 2,613,663 shares of Common Stock. The Company will promptly pay the holders of such options the cash consideration specified in the Offer, except for those holders who have assigned the proceeds payable to them in the Offer to CBRE Holding pursuant to CBRE Holding's offering of shares of its Class A common stock to employees and independent contractors of the Company and its subsidiaries. The aggregate amount to be paid for the options tendered and accepted in the Offer, before subtracting aggregate withholding tax, and including the aggregate amount of option proceeds assigned to CBRE Holding, is $4,543,875.09.

Item 12. Exhibits.

Item 12 of the Statement is hereby amended and restated as follows:

     (a)(i)     Offer to Purchase, dated June 19, 2001.*

     (a)(ii)    Letter of Transmittal.*

     (a)(iii)   Notice of Withdrawal.*

     (a)(iv)    Letter to Employees from Raymond E. Wirta, dated June 19, 2001.*

     (a)(v) Notice to Non-Employee Optionholders Regarding Substitute Form W-9 and Substitute Form W-9 with Guidelines.*

     (a)(vi) Supplement, dated July 3, 2001, to Offer to Purchase dated June 19, 2001.*

     (b)(i) Commitment Letter, dated February 23, 2001, of Credit Suisse First Boston to BLUM CB Corp. (the "CSFB Commitment Letter"), including exhibits (incorporated herein by reference to Exhibit 5 to Amendment No. 4 to Schedule 13D filed by RCBA Strategic Partners, L.P. and certain of its affiliates on February 28,
                2001).

     (b)(ii) Amendment, dated May 31, 2001, to the CSFB Commitment Letter (incorporated herein by reference to Exhibit 13 to Amendment No. 7 to Schedule 13D filed by RCBA Strategic Partners, L.P. and certain of its affiliates on June 5, 2001).

     (b)(iii) Commitment Letter, dated February 23, 2001, of DLJ Investment Funding, Inc. to BLUM CB Holding Corp. (the "DLJ Commitment Letter"), including schedule and exhibit (incorporated herein by reference to Exhibit 6 to Amendment No. 4 to Schedule 13D filed by RCBA Strategic Partners, L.P. and certain of its affiliates on February 28, 2001).

     (b)(iv) Amendment, dated May 31, 2001, to the DLJ Commitment Letter (incorporated herein by reference to Exhibit 14 to Amendment No. 7 to Schedule 13D filed by RCBA Strategic Partners L.P. and certain of its affiliates on June 5, 2001).

     (b)(v) Amendment, dated as of June 29, 2001, to Commitment Letter of DLJ Investment Funding, Inc. to CBRE Holding, Inc. (incorporated herein by reference to Exhibit 15 to Amendment No. 8 to Schedule 13D filed by RCBA Strategic Partners, L.P. and certain of its affiliates on July 3, 2001).

     (b)(vi) Purchase Agreement, dated May 31, 2001, among BLUM CB Corp., CBRE Holding, Inc. and Credit Suisse First Boston Corporation on its own behalf and as representative for certain other initial purchasers (incorporated herein by reference to Exhibit 12 to Amendment No. 7 to Schedule 13D filed by RCBA Strategic Partners, L.P. and certain of its affiliates on June 5, 2001).

     (b)(vii)   Registration Rights Agreement, dated May 31, 2001, among BLUM
                CB Corp., CBRE Holding, Inc. and Credit Suisse First Boston Corporation on its own behalf and as representative for certain other initial purchasers of notes of BLUM CB Corp. (incorporated herein by reference to Exhibit 17 to Amendment No. 8 to Schedule 13D filed by RCBA Strategic Partners, L.P. and certain of its affiliates on July 3, 2001).

     (b)(viii) Indenture, dated as of June 7, 2001, among CBRE Holding, Inc., BLUM CB Corp. and State Street Bank and Trust Company of California, N.A., as Trustee, relating to notes of BLUM CB Corp. (incorporated herein by reference to Exhibit 18 to Amendment No. 8 to Schedule 13D filed by RCBA Strategic Partners, L.P. and certain of its affiliates on July 3, 2001).

     (b)(ix) Purchase Agreement, dated as of June 29, 2001, between CBRE Holding, Inc. and Credit Suisse First Boston (incorporated herein by reference to Exhibit 16 to Amendment No. 8 to Schedule 13D filed by RCBA Strategic Partners, L.P. and certain of its affiliates on July 3, 2001).

     (b)(x) Registration Rights Agreement, dated as of July 20, 2001, between CBRE Holding, Inc. and Credit Suisse First Boston (incorporated herein by reference to Exhibit 19 to Amendment No. 9 to Schedule 13D filed by RCBA Strategic Partners, L.P. and certain of its affiliates on July 25, 2001).

     (b)(xi) Anti-Dilution Agreement, dated as of July 20, 2001, between CBRE Holding, Inc. and Credit Suisse First Boston (incorporated herein by reference to Exhibit 20 to Amendment No. 9 to Schedule 13D filed by RCBA Strategic Partners, L.P. and certain of its affiliates on July 25, 2001).

     (b)(xii) Indenture, dated as of July 20, 2001, between CBRE Holding, Inc. and State Street Bank and Trust Company of California, N.A., as Trustee, relating to notes of CBRE Holding, Inc. (incorporated herein by reference to Exhibit 21 to Amendment No. 9 to Schedule 13D filed by RCBA Strategic Partners, L.P. and certain of its affiliates on July 25, 2001).

     (b)(xiii) Credit Agreement, dated as of July 20, 2001, between CB Richard Ellis Services, Inc., CBRE Holding, Inc., Credit Suisse First Boston Corporation and other lenders party thereto (incorporated herein by reference to Exhibit 22 to Amendment No. 9 to Schedule 13D filed by RCBA Strategic Partners, L.P. and certain of its affiliates on July 25, 2001).

     (d)(i) Preliminary Proxy Statement on Schedule 14A, as amended, filed with the Securities and Exchange
                Commission on June 8, 2001 (incorporated herein by reference).

     (d)(ii) Form of proxy card, filed with the Securities and Exchange Commission with the Proxy Statement
                (incorporated herein by reference to the Proxy
                Statement).

     (d)(iii) Amended and Restated Agreement and Plan of Merger, dated as of May 31, 2001, by and among CB Richard Ellis Services, Inc., CBRE Holding, Inc. and BLUM CB Corp. (incorporated herein by reference to Appendix A of the Proxy Statement).

     (d)(iv) Amended and Restated Contribution and Voting Agreement, dated as of May 31, 2001, among CBRE Holding, Inc., BLUM CB Corp., RCBA Strategic Partners, L.P., FS Equity Partners III, L.P., FS Equity Partners International, L.P., Raymond E. Wirta, W. Brett White, Donald M. Koll and the other investors signatory thereto (incorporated herein by reference to Appendix B of the Proxy Statement).

     (d)(v) Form of Securityholders' Agreement to be entered into among RCBA Strategic Partners, L.P., FS Equity Partners III, L.P., FS Equity Partners International, L.P., The Koll Holding Company, Frederic V. Malek, DLJ Investment Partners II, L.P., CBRE Holding, Inc., CB Richard Ellis Services, Inc. and other investors to be signatories thereto (incorporated herein by reference to Exhibit A to Appendix B of the Proxy Statement).

     (d)(vi) Form of Warrant Agreement to be entered into among CBRE Holding, Inc., FS Equity Partners III, L.P. and FS Equity Partners International, L.P. (incorporated herein by reference to Exhibit B to Appendix B of the Proxy Statement).

     (d)(vii) Guarantee Agreement, dated as of February 23, 2001, between CB Richard Ellis Services, Inc. and RCBA Strategic Partners, L.P. (the "Guarantee Agreement") (incorporated herein by reference to Appendix C of the Proxy Statement).

     (d)(viii) Supplemental Agreement, dated May 31, 2001, related to the Guarantee Agreement (incorporated herein by reference to Appendix C of the Proxy Statement).

     (d)(ix) Letter Agreement, dated as of February 23, 2001, among RCBA Strategic Partners, L.P., FS Equity Partners III, L.P. and FS Equity Partners International, L.P. (incorporated herein by reference to Appendix D of the Proxy Statement).

     (d)(x) Press release dated February 24, 2001 (incorporated herein by reference to Exhibit 99.3 to the Current Report on Form 8-K filed by CB Richard Ellis Services, Inc. on February 27, 2001).

     (d)(xi) Confidentiality Agreement, dated December 15, 2000, among BLUM Capital Partners, L.P., FS Equity Partners III, L.P., FS Equity Partners International, L.P., The Koll Holding Company, Raymond
                E. Wirta, W. Brett White and Frederic V. Malek (the "Confidentiality Agreement") (incorporated herein by reference to Exhibit 11 to Amendment 3 to Schedule 13D filed by RCBA Strategic Partners, L.P. and certain of its affiliates on February 27, 2001).

     (d)(xii) Amendment, dated February 23, 2001, to the Confidentiality Agreement (incorporated herein by reference to Exhibit 12 to Amendment 3 to Schedule 13D filed by RCBA Strategic Partners, L.P. and certain of its affiliates on February 27, 2001).

     (g)        None.

     (h)        None.

-------------------

* Previously filed.

                                    SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

July 27, 2001                               CB Richard Ellis Services, Inc.


                                            By:  /s/ Walter V. Stafford
                                                 ------------------------------
                                                Name:  Walter V. Stafford
                                                Title: Executive Vice President,
                                                       Secretary and General
                                                       Counsel

                                  EXHIBIT INDEX



Exhibit
Number          Description
------          -----------
(a)(i)          Offer to Purchase, dated June 19, 2001.*

(a)(ii)         Letter of Transmittal.*

(a)(iii)        Notice of Withdrawal.*

(a)(iv)         Letter to Employees from Raymond E. Wirta, dated June 19, 2001.*

(a)(v) Notice to Non-Employee Optionholders Regarding Substitute Form W-9 and Substitute Form W-9 with Guidelines.*

(a)(vi)         Supplement, dated July 3, 2001, to Offer to Purchase dated June
                19, 2001.*

(b)(i) Commitment Letter, dated February 23, 2001, of Credit Suisse First Boston to BLUM CB Corp. (the "CSFB Commitment Letter"), including exhibits (incorporated herein by reference to Exhibit 5 to Amendment No. 4 to Schedule 13D filed by RCBA Strategic Partners, L.P. and certain of its affiliates on February 28,
                2001).

(b)(ii) Amendment, dated May 31, 2001, to the CSFB Commitment Letter (incorporated herein by reference to Exhibit 13 to Amendment No. 7 to Schedule 13D filed by RCBA Strategic Partners, L.P. and certain of its affiliates on June 5, 2001).

(b)(iii) Commitment Letter, dated February 23, 2001, of DLJ Investment Funding, Inc. to BLUM CB Holding Corp. (the "DLJ Commitment Letter"), including schedule and exhibit (incorporated herein by reference to Exhibit 6 to Amendment No. 4 to Schedule 13D filed by RCBA Strategic Partners, L.P. and certain of its affiliates on February 28, 2001).

(b)(iv) Amendment, dated May 31, 2001, to the DLJ Commitment Letter (incorporated herein by reference to Exhibit 14 to Amendment No. 7 to Schedule 13D filed by RCBA Strategic Partners L.P. and certain of its affiliates on June 5, 2001).

(b)(v) Amendment, dated as of June 29, 2001, to Commitment Letter of DLJ Investment Funding, Inc. to CBRE Holding, Inc. (incorporated herein by reference to Exhibit 15 to Amendment No. 8 to Schedule 13D filed by RCBA Strategic Partners, L.P. and certain of its affiliates on July 3, 2001).

(b)(vi) Purchase Agreement, dated May 31, 2001, among BLUM CB Corp., CBRE Holding, Inc. and Credit Suisse First Boston Corporation on its own behalf and as representative for certain other initial purchasers (incorporated herein by reference to Exhibit 12 to Amendment No. 7 to Schedule 13D filed by RCBA Strategic Partners, L.P. and certain of its affiliates on June 5, 2001).

(b)(vii)        Registration Rights Agreement, dated May 31, 2001, among BLUM
                CB Corp., CBRE Holding, Inc. and Credit Suisse First Boston Corporation on its own behalf and as representative for certain other initial purchasers of notes of BLUM CB Corp. (incorporated herein by reference to Exhibit 17 to Amendment No. 8 to Schedule 13D filed by RCBA Strategic Partners, L.P. and certain of its affiliates on July 3, 2001).

(b)(viii) Indenture, dated as of June 7, 2001, among CBRE Holding, Inc., BLUM CB Corp. and State Street Bank and Trust Company of California, N.A., as Trustee, relating to notes of BLUM CB Corp. (incorporated herein by reference to Exhibit 18 to Amendment No. 8 to Schedule 13D filed by RCBA Strategic Partners, L.P. and certain of its affiliates on July 3, 2001).

(b)(ix) Purchase Agreement, dated as of June 29, 2001, between CBRE Holding, Inc. and Credit Suisse First Boston (incorporated herein by reference to Exhibit 16 to Amendment No. 8 to Schedule 13D filed by RCBA Strategic Partners, L.P. and certain of its affiliates on July 3, 2001).

(b)(x) Registration Rights Agreement, dated as of July 20, 2001, between CBRE Holding, Inc. and Credit Suisse First Boston (incorporated herein by reference to Exhibit 19 to Amendment No. 9 to Schedule 13D filed by RCBA Strategic Partners, L.P. and certain of its affiliates on July 25, 2001).

(b)(xi)         Anti-Dilution Agreement, dated as of July 20, 2001, between
                CBRE Holding, Inc. and Credit Suisse First Boston (incorporated herein by reference to Exhibit 20 to Amendment No. 9 to Schedule 13D filed by RCBA Strategic Partners, L.P. and certain of its affiliates on July 25, 2001).

(b)(xii)        Indenture, dated as of July 20, 2001, between CBRE Holding, Inc.
                and State Street Bank and Trust Company of California, N.A., as Trustee, relating to notes of CBRE Holding, Inc. (incorporated herein by reference to Exhibit 21 to Amendment No. 9 to Schedule 13D filed by RCBA Strategic Partners, L.P. and certain of its affiliates on July 25, 2001).

(b)(xiii) Credit Agreement, dated as of July 20, 2001, between CB Richard Ellis Services, Inc., CBRE Holding, Inc., Credit Suisse First Boston Corporation and other lenders party thereto (incorporated herein by reference to Exhibit 22 to Amendment No. 9 to Schedule 13D filed by RCBA Strategic Partners, L.P. and certain of its affiliates on July 25, 2001).

(d)(i) Preliminary Proxy Statement on Schedule 14A, as amended, filed with the Securities and Exchange Commission on June 8, 2001 (incorporated herein by reference).

(d)(ii) Form of proxy card, filed with the Securities and Exchange Commission with the Proxy Statement (incorporated herein by reference to the Proxy Statement).

(d)(iii) Amended and Restated Agreement and Plan of Merger, dated as of May 31, 2001, by and among CB Richard Ellis Services, Inc., CBRE Holding, Inc. and BLUM CB Corp. (incorporated herein by reference to Appendix A of the Proxy Statement).

(d)(iv) Amended and Restated Contribution and Voting Agreement, dated as of May 31, 2001, among CBRE Holding, Inc., BLUM CB Corp., RCBA Strategic Partners, L.P., FS Equity Partners III, L.P., FS Equity Partners International, L.P., Raymond E. Wirta, W. Brett White, Donald M. Koll and the other investors signatory thereto (incorporated herein by reference to Appendix B of the Proxy Statement).

(d)(v) Form of Securityholders' Agreement to be entered into among RCBA Strategic Partners, L.P., FS Equity Partners III, L.P., FS Equity Partners International, L.P., The Koll Holding Company, Frederic V. Malek, DLJ Investment Partners II, L.P., CBRE Holding, Inc., CB Richard Ellis Services, Inc. and other investors to be signatories thereto (incorporated herein by reference to Exhibit A to Appendix B of the Proxy Statement).

(d)(vi) Form of Warrant Agreement to be entered into among CBRE Holding, Inc., FS Equity Partners III, L.P. and FS Equity Partners International, L.P. (incorporated herein by reference to Exhibit B to Appendix B of the Proxy Statement).

(d)(vii) Guarantee Agreement, dated as of February 23, 2001, between CB Richard Ellis Services, Inc. and RCBA Strategic Partners, L.P. (the "Guarantee Agreement") (incorporated herein by reference to Appendix C of the Proxy Statement).

(d)(viii) Supplemental Agreement, dated May 31, 2001, related to the Guarantee Agreement (incorporated herein by reference to Appendix C of the Proxy Statement).

(d)(ix) Letter Agreement, dated as of February 23, 2001, among RCBA Strategic Partners, L.P., FS Equity Partners III, L.P. and FS Equity Partners International, L.P. (incorporated herein by reference to Appendix D of the Proxy Statement).

(d)(x) Press release dated February 24, 2001 (incorporated herein by reference to Exhibit 99.3 to the Current Report on Form 8-K filed by CB Richard Ellis Services, Inc. on February 27, 2001).

(d)(xi) Confidentiality Agreement, dated December 15, 2000, among BLUM Capital Partners, L.P., FS Equity Partners III, L.P., FS Equity Partners International, L.P., The Koll Holding Company, Raymond
                E. Wirta, W. Brett White and Frederic V. Malek (the "Confidentiality Agreement") (incorporated herein by reference to Exhibit 11 to Amendment 3 to Schedule 13D filed by RCBA Strategic Partners, L.P. and certain of its affiliates on February 27, 2001).

(d)(xii) Amendment, dated February 23, 2001, to the Confidentiality Agreement (incorporated herein by reference to Exhibit 12 to Amendment 3 to Schedule 13D filed by RCBA Strategic Partners, L.P. and certain of its affiliates on February 27, 2001).

(g)             None.

(h)             None.

-------------------

* Previously filed.